FREE WRITING PROSPECTUS Dated August 26, 2014	Filed Pursuant to Rule 433 Registration No. 333-171684 Registration No. 333-171684-07

***~$750MM Capital Auto Receivables Asset Trust (AFIN) 2014-3

JT-LEADS: Citi (struc), Credit Agricole, JP Morgan

CO-MGRS: Lloyds, Scotia, BMO, PNC, CIBC

CLS	AMT (mm)	WAL	M/F	EXPCT	LEGAL	BENCH	Spd (bp)	Yld (%)	Cpn (%)	Px
A-1	255.000	1.34	Aaa/AAA	5/16	2/21/17	1ML	+32	-		100.00000
A-2	166.000	2.01	Aaa/AAA	12/16	12/20/17	I-SWAPS	+47	1.191	1.18	99.98403
A-3	166.000	2.69	Aaa/AAA	10/17	11/20/18	I-SWAPS	+47	1.491	1.48	99.98318
A-4	56.400	3.27	Aaa/AAA	2/18	4/22/19	I-SWAPS	+58	1.837	1.83	100.00000
B	38.200	3.58	Aa1/AA	5/18	7/22/19	I-SWAPS	Ret	-
C	36.190	3.88	Aa3/A	9/18	11/20/19	I-SWAPS	Ret	-
D	32.170	4.16	A3/BBB	11/18	2/20/20	I-SWAPS	+160	3.168	3.14	99.96766

PRICING SPEED:	1.4% ABS 10% cleanup
SETTLE:	9/3/14
FIRST PAYMENT:	9/22/14
REGISTRATION:	PUBLIC/SEC registered
ERISA:	Yes
MIN DENOM:	1k x 1k
BLOOMBERG TICKER:	AFIN 2014-3
B&D:	Citigroup
CUSIPS:	Class A-1: 13975J AA0
Class A-2: 13975J AB8
Class A-3: 13975J AC6
Class A-4: 13975J AD4
Class B: 13975J AE2
Class C: 13975J AF9
Class D: 13975J AG7

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.